EXHIBIT 10.2
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

)
In the Matter of	)
	)	CONSENT ORDER
GREENBANK	)
GREENEVILLE, TENNESSEE	)	FDIC 11-143b
)
(Insured State Nonmember Bank))
)
The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for GREENBANK, GREENEVILLE, TENNESSEE (“Bank”), under 12 U.S.C. § 1813(q).
The Bank, by and through its duly elected and acting board of directors (“Board”), has executed a “STIPULATION TO THE ISSUANCE OF A CONSENT ORDER” (“STIPULATION”), dated August 12, 2011, that is accepted by the FDIC. With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to weaknesses in capital, excessive levels of problem assets, and deficient earnings, to the issuance of this CONSENT ORDER (“ORDER”) by the FDIC.

Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) have been satisfied, the FDIC hereby orders that:
COMPLIANCE COMMITTEE — NON-EMPLOYEE DIRECTORS REQUIRED
1. Within 30 days after the effective date of this ORDER, the Bank’s Board shall establish a committee of the board of directors of the Bank charged with the responsibility of ensuring that the Bank complies with the provisions of this ORDER. At least a majority of the members of such committee shall be directors not employed in any capacity by the Bank other than as a director. The committee shall report monthly to the full Bank’s Board, and a copy of the report and any discussion relating to the report or the ORDER shall be noted in the minutes of the Bank’s Board meetings. The establishment of this subcommittee shall not diminish the responsibility of the entire Bank’s Board to ensure compliance with the provisions of this ORDER.
MANAGEMENT — STAFFING STUDY
2. (a) Within 60 days after the effective date of this ORDER, the Bank shall retain a bank consultant acceptable to the Regional Director of the FDIC’s Dallas Regional Office (“Regional Director”) and the Commissioner of the Tennessee Department of Financial Institutions (“Commissioner”). The consultant shall develop a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank.
(b) The Bank shall provide the Regional Director and the Commissioner with a copy of the proposed engagement letter or contract with the consultant for review before it is executed. The contract or engagement letter, at a minimum, should include:
(1)	A description of the work to be performed under the contract or engagement letter;
(2)	The responsibilities of the consultant;
(3)	An identification of the professional standards covering the work to be performed;

(4)	Identification of the specific procedures to be used when carrying out the work to be performed;
(5)	The qualifications of the employee(s) who are to perform the work;
(6)	The time frame for completion of the work;
(7)	Any restrictions on the use of the reported findings; and
(8)	A provision for unrestricted examiner access to work papers.
(c) The Management Plan shall be developed within 90 days after the effective date of this ORDER. The Management Plan shall include, at a minimum:
(1)	Identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank with specific emphasis on the Special Assets Department;
(2)	Identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;
(3)	Evaluation of all Bank officers to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition; and
(4)	A plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer positions identified in the Management Plan.

(d) The Management Plan shall be submitted to the Regional Director and the Commissioner for review and comment upon its completion. Within 30 days from the receipt of any comments from the Regional Director and the Commissioner, and after the adoption of any recommended changes, the Bank shall approve the Management Plan, and record its approval in the minutes of the Bank’s Board meeting. Thereafter, the Bank, its directors, officers, and employees shall implement and follow the Management Plan and/or any subsequent modification.
BUDGET AND PROFIT PLAN
3. (a) Within 60 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written profit plan (“Profit Plan”) and a realistic, comprehensive budget for all categories of income and expense for calendar year 2011. The Profit Plan required by this paragraph shall contain formal goals and strategies, be consistent with sound banking practices, reduce discretionary expenses, improve the Bank’s overall earnings and net interest income, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.
(b) The written Profit Plan shall address, at a minimum:
(1)	An analysis of the Bank’s pricing structure; and
(2)	A recommendation for reducing the Bank’s cost of funds.
(c) Within 45 days after the end of each calendar quarter following completion of the Profit Plan and budget required by this paragraph, the Bank’s Board shall evaluate the Bank’s actual performance in relation to the written Profit Plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Board’s meeting when such evaluation is undertaken.

(d) A written Profit Plan and budget shall be prepared for each calendar year for which this ORDER is in effect and shall be submitted to the Regional Director and the Commissioner for review and comment within 30 days after the end of each year. Within 30 days after receipt of all such comments from the Regional Director and the Commissioner and after adoption of any recommended changes, the Bank shall approve the written Profit Plan and budget, which approval shall be recorded in the minutes of a Board meeting. Thereafter, the Bank shall implement and follow the Profit Plan.
CAPITAL PLAN
4. (a) Within 60 days after the effective date of this ORDER, the Bank shall submit a written capital plan (“Capital Plan”) to the Regional Director and the Commissioner to increase its Tier 1 Capital to no less than 9 percent of the Bank’s Average Total Assets. The Capital Plan shall also require the Bank, after establishing an Allowance for Loan and Lease Losses (“ALLL”), to achieve and maintain its Tier 1 Leverage Capital ratio equal to or greater than 9 percent of the Bank’s Average Total Assets; to achieve and maintain its Tier 1 Risk-Based Capital ratio equal to or greater than 10.5 percent of the Bank’s Total Risk-Weighted Assets; and to achieve and maintain its Total Risk-Based Capital ratio equal to or greater than 12.5 percent of the Bank’s Total Risk Weighted Assets.
(b) After the Regional Director and the Commissioner respond to the Capital Plan, the Bank’s Board shall adopt the Capital Plan, including any modifications or amendments requested by the Regional Director and the Commissioner. Thereafter, the Bank shall immediately initiate measures detailed in the capital plan; to the extent such measures have not previously been initiated, to effect compliance with the plan within 30 days after the Regional Director and the Commissioner respond to the Capital Plan.

(c) Such increase in Tier 1 Capital and any increase in Tier 1 Capital necessary to meet the capital ratios required by this ORDER may be accomplished by:
(1)	The sale of securities in the form of common stock; or
(2)	The direct contribution of cash subsequent to November 4, 2010, by the directors and shareholders of the Bank or by the Bank’s holding company; or
(3)	The reduction of assets through branch sales or loan participations; or
(4)	Receipt of an income tax refund or the capitalization subsequent to November 4, 2010, of a bona fide tax refund certified as being accurate by a certified public accounting firm; or
(5)	Any other method approved by the Regional Director and the Commissioner.
(d) If any such capital ratios are less than required by the ORDER, as determined as of the date of any Report of Condition and Income or at an examination by the FDIC or the Tennessee Department of Financial Institutions (“State”), the Bank shall, within 30 days after receipt of a written notice of the capital deficiency from the Regional Director or the Commissioner, present to the Regional Director and the Commissioner a new Capital Plan to increase the Bank’s Tier 1 Capital or to take such other measures to bring all the capital ratios to the percentages required by this ORDER. After the Regional Director and the Commissioner respond to the new Capital Plan, the Bank’s Board shall adopt the new Capital Plan, including any modifications or amendments requested by the Regional Director and the Commissioner.

(e) Thereafter, the Bank shall immediately initiate measures detailed in the new Capital Plan, to the extent such measures have not previously been initiated, to increase its Tier 1 Capital by an amount sufficient to bring all the Bank’s capital ratios to the percentages required by this ORDER within 30 days after the Regional Director and the Commissioner respond to the new Capital Plan.
(f) If all or part of the increase in Tier 1 Capital required by this ORDER is to be accomplished by the sale of new securities, the Bank’s Board shall adopt and implement a plan for the sale of such additional securities, including soliciting proxies and the voting of any shares or proxies owned or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with Federal securities laws. Prior to the implementation of the plan, and in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Accounting and Securities Disclosure Section, Washington, D.C. 20429, for review. Any changes requested to be made in the plan or the materials by the FDIC shall be made prior to their dissemination. If the increase in Tier 1 Capital is to be provided by the sale of non-cumulative perpetual preferred stock, then all terms and conditions of the issue shall be presented to the Regional Director and the Commissioner for prior approval.

(g) In complying with the provisions of this ORDER and until such time as any such public offering is terminated, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities written notice of any planned or existing development or other change which is materially different from the information reflected in any offering materials used in connection with the sale of the Bank securities. The written notice required by this paragraph shall be furnished within 10 days after the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber who received or was tendered the information contained in the Bank’s original offering materials.
(h) The Capital Plan must include a contingency plan (“Contingency Plan”) that shall include a plan to sell or merge the Bank in the event that the Bank:
(1)	Fails to maintain the minimum capital ratios required by the Order,
(2)	Fails to submit an acceptable Capital Plan or
(3)	Fails to implement or adhere to a Capital Plan to which no written objection was provided by the Regional Director and the Commissioner.
The Bank shall be required to implement the Contingency Plan only upon written notice from the Regional Director and the Commissioner.
(i) In addition, the Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, App. A.

(j) For purposes of this ORDER, all terms relating to capital shall be calculated according to the methodology set forth in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.
DIVIDEND RESTRICTION
5. While this ORDER is in effect, the Bank shall not declare or pay any cash dividend without the prior written consent of the Regional Director and the Commissioner.
STRATEGIC PLAN
6. (a) Within 60 days after the effective date of this ORDER, the Bank shall prepare and adopt a comprehensive strategic plan (“Strategic Plan”). The Strategic Plan required by this paragraph shall contain an assessment of the Bank’s current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components.
(b) The written Strategic Plan shall address, at a minimum:
(1)	Strategies for pricing policies and asset/liability management;
(2)	Plans for sustaining adequate liquidity, including back-up lines of credit to meet any unanticipated deposit withdrawals;
(3)	Goals for reducing problem loans;
(4)	Plans for attracting and retaining qualified individuals to fill vacancies in the lending and accounting functions;
(5)	Financial goals, including pro forma statements for asset growth, capital adequacy, and earnings;
(6)	Formulation of a mission statement and the development of a strategy to carry out that mission.

(c) The Bank shall submit the Strategic Plan to the Regional Director and the Commissioner for review and comment. After consideration of all such comments, the Bank’s Board shall approve the Strategic Plan, which approval shall be recorded in the minutes of the Bank’s Board meeting. Thereafter, the Bank shall implement and follow the Strategic Plan.
(d) Within 30 days after the end of each calendar quarter following the effective date of this ORDER, the Bank’s Board shall evaluate the Bank’s performance in relation to the Strategic Plan required by this paragraph and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Bank’s Board meeting at which such evaluation is undertaken.
(e) The Strategic Plan required by this ORDER shall be revised and submitted to the Regional Director and the Commissioner for review and comment 30 days after the end of each calendar year for which this ORDER is in effect. Within 30 days after receipt of all such comments from the Regional Director and the Commissioner and after consideration of all such comments, the Bank’s Board shall approve the revised Strategic Plan, which approval shall be recorded in the minutes of the Bank’s Board meeting. Thereafter, the Bank shall implement the revised Strategic Plan.
CLASSIFIED ASSETS — CHARGE-OFF AND PLAN FOR REDUCTION
7. (a) Within 30 days after the effective date of this ORDER, the Bank shall, to the extent that it has not previously done so, eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss by the FDIC or the State as a result of its examination of the Bank as of November 4, 2010. Elimination or reduction of these assets through proceeds of loans made by the Bank shall not be considered “collection” for the purpose of this paragraph.

(b) Within 60 days after the effective date of this ORDER, the Bank shall submit a written plan (“Classified Asset Plan”) to the Regional Director and the Commissioner to reduce the remaining assets classified Doubtful and Substandard as of November 4, 2010. The Classified Asset Plan shall address each asset so classified with a balance of $1,500,000 or greater. The Classified Asset Plan should include any classified asset identified subsequent to the November 4, 2010 examination by the Bank internally or by the FDIC or the State in a subsequent visitation or examination. For each identified asset, the Classified Asset Plan should provide the following:
(1)	The name under which the asset is carried on the books of the Bank;
(2)	Type of asset;
(3)	Actions to be taken in order to reduce the classified asset; and
(4)	Time frames for accomplishing the proposed actions.
The Classified Asset Plan shall also include, at a minimum:
(1)	Review the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment sources; and
(2)	Evaluate the available collateral for each such credit, including possible actions to improve the Bank’s collateral position.

In addition, the Bank’s Classified Asset Plan shall contain a schedule detailing the projected reduction of total classified assets on a quarterly basis. Further, the Classified Asset Plan shall contain a provision requiring the submission of monthly progress reports to the Bank’s Board and a provision mandating a review by the Bank’s Board.
(c) The Bank shall present the Classified Asset Plan to the Regional Director and the Commissioner for review. Within 30 days after the Regional Director’s and the Commissioner’s response, the Classified Asset Plan, including any requested modifications or amendments shall be adopted by the Bank’s Board, which approval shall be recorded in the meeting minutes of the Bank’s Board. The Bank shall then immediately initiate measures detailed in the Classified Asset Plan to the extent such measures have not been initiated.
(d) For purposes of the Classified Asset Plan, the reduction of adversely classified assets as of November 4, 2010 shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 Capital plus the Bank’s ALLL and may be accomplished by:
(1)	Charge-off;
(2)	Collection;
(3)	Sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC or the State; or
(4)	Increase in the Bank’s Tier 1 Capital.
(e) While this ORDER is in effect, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss as determined at any future examination conducted by the FDIC or the State. The Bank shall also update the Classified Asset Plan as needed to reflect any assets subsequently classified as Doubtful or Substandard by the Bank internally or by the FDIC at a subsequent visitation or examination of the Bank.

RESTRICTION ON ADVANCES TO CLASSIFIED BORROWERS
8. (a) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose existing credit has been classified Loss by the FDIC or the State as the result of its examination of the Bank, either in whole or in part, and is uncollected, or to any borrower who is already obligated in any manner to the Bank on any extension of credit, including any portion thereof, that has been charged off the books of the Bank and remains uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing credit already extended to a borrower after full collection, in cash, of interest due from the borrower.
(b) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose extension of credit is classified Doubtful and/or Substandard by the FDIC or the State as the result of its examination of the Bank, either in whole or in part, and is uncollected, unless the Bank’s Board has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental to the best interests of the Bank. The statement shall be placed in the appropriate loan file and included in the minutes of the applicable Bank’s Board meeting.

CONCENTRATIONS — PLAN FOR REDUCTION
9. (a) Within 60 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written plan (“Concentrations Plan”) to reduce each of the loan concentrations of credit identified in the Report of Examination as of November 4, 2010, to not more than 100 percent of the Bank’s Total Risk Based Capital. Such Concentrations Plan shall prohibit any additional advances that would increase the concentrations or create new concentrations and shall include, but not be limited to:
(1)	Dollar levels to which the Bank shall reduce each concentration; and
(2)	Provisions for the submission of monthly written progress reports to the Bank’s Board for review and notation in the meeting minutes of the Bank’s Board.
(b) For purposes of the Concentrations Plan, “reduce” means to:
(1)	Charge-off;
(2)	Collect; or
(3)	Increase Tier 1 Capital.
(c) After the Regional Director and the Commissioner have responded to the Concentrations Plan, the Bank’s Board shall adopt the Concentrations Plan as amended or modified by the Regional Director and the Commissioner. The Concentrations Plan shall be implemented immediately to the extent that the provisions of the Concentrations Plan are not already in effect at the Bank.

REDUCTION OF DELINQUENCIES
10. (a) Within 60 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written plan (“Delinquency Plan”) for the reduction and collection of delinquent loans. Such Delinquency Plan shall include, but not be limited to, provisions which:
(1)	Prohibit the extension of credit for the payment of interest;
(2)	Delineate areas of responsibility for implementing and monitoring the Bank’s collection policies;
(3)	Establish specific collection procedures to be instituted at various stages of a borrower’s delinquency;
(4)	Establish dollar levels to which the Bank shall reduce delinquencies per calendar quarter; and
(5)	Provide for the submission of monthly written progress reports to the Bank’s Board for review and notation in the meeting minutes of the Bank’s Board.
(b) For purposes of the Delinquency Plan, “reduce” means to:
(1)	Charge-off; or
(2)	Collect.
(c) After the Regional Director and the Commissioner have responded to the Delinquency Plan, the Bank’s Board shall adopt the Delinquency Plan as amended or modified by the Regional Director and the Commissioner. The Delinquency Plan will be implemented immediately to the extent that the provisions of the Delinquency Plan are not already in effect at the Bank.

CORRECTION OF VIOLATIONS
11. (a) Within 60 days after the effective date of this ORDER, the Bank shall eliminate and/or correct all apparent violations of law and regulation noted in the Report of Examination.
(b) Within 60 days after the effective date of this ORDER, the Bank shall implement procedures to ensure future compliance with all applicable laws and regulations.
NOTIFICATION
12. After the effective date of this ORDER, the Bank shall send, to its parent holding company, a copy of this ORDER, or otherwise furnish to its parent holding company, a description of this ORDER in conjunction with the Bank’s next shareholder communication.
BUSINESS PLAN
13. While this ORDER is in effect, the Bank shall not enter into any new line of business without the prior written consent of the Regional Director and the Commissioner.
PROGRESS REPORTS
14. Within 30 days after the end of the first calendar quarter following the effective date of this ORDER, and within 30 days after the end of each successive calendar quarter, the Bank shall furnish written progress reports to the Regional Director and the Commissioner detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports may be discontinued when the corrections required by the ORDER have been accomplished and the Regional Director has released the Bank in writing from making additional reports.

The provisions of this ORDER shall not bar, stop, or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.
This ORDER shall be effective on the date of issuance.
The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.
The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC and the State.
Issued pursuant to delegated authority this 15th day of August 2011.

/s/ Kristie K. Elmquist Kristie K. Elmquist
Acting Regional Director
Dallas Region
Division of Risk Management Supervision
Federal Deposit Insurance Corporation